Exhibit 99.1

CONTACT INFORMATION:
Mike Goldberg (713) 335-5609
SEPTEMBER 7, 2004	info@burzynskiclinic.com
FOR IMMEDIATE RELEASE	www.burzynskiresearch.com

Burzynski Research Institute Receives Orphan Drug Designation for Antineoplastons A10
and AS2-1 for Treatment of Brain Stem Glioma

Houston, TX, September 7, 2004 – Burzynski Research Institute (BRI) (BZYR.OB) announced today that the U.S. Food and Drug Administration (FDA) granted orphan drug designation for its drug candidates Antineoplastons A10 and AS2-1 for the treatment of brain stem glioma.

The FDA’s orphan drug program is intended to encourage research, development and approval of products for diseases that affect fewer than 200,000 patients in the United States per year and provide a significant therapeutic advantage over existing treatments.  If Antineoplastons A10 and AS2-1 receive approval from the FDA, orphan drug designation will provide Antineoplastons A10 and AS2-1 with seven years of market exclusivity following such regulatory approval.  The designation also enables BRI to apply for clinical research funding, tax credits on clinical research and development expenses, potential waiver of user fees associated with filing of the marketing application as well as for assistance from the Office of Orphan Product Development (OOPD) in guiding the drug through the regulatory approval process.

“We are pleased to receive the FDA’s orphan drug designation for Antineoplastons A10 and AS2-1, an important step toward bringing this treatment to market” said Luke E. Lawson, Ph.D., Director of Regulatory Affairs of BRI.  “Therapeutic options for brain stem glioma patients are rather limited.  We are committed to accelerating wherever possible our efforts to help address the unmet medical need of brain stem glioma patients worldwide.”

Burzynski Research Institute is a biopharmaceutical company committed to developing medicines for serious and life threatening diseases from genomics and naturally occurring compounds.  Research and development efforts are focused on antineoplastons, autoimmune disease and HIV.

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Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws.  BRI cautions investors not to place undue reliance on the forward-looking statements contained in this press release.  Information contained in forward-looking statements is based on current expectations and is subject to change, and future events may differ materially from those discussed herein due to a number of factors, including, but not limited to, risks and uncertainties related to BRI’s ability to obtain regulatory approval for Antineoplastons A10 and AS2-1 .  Receiving orphan drug designation does not increase the likelihood of eventual regulatory approval for a product candidate.  BRI does not undertake to update any such forward- looking statements or to publicly announce developments or events relating to the matters described herein.